As filed with the Securities and Exchange Commission on May 6, 2019

 Registration Statement No. 333-14140
Registration Statement No. 333-119157
Registration Statement No. 333-122937
Registration Statement No. 333-138044
Registration Statement No. 333-173205
Registration Statement No. 333-205799

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form F–3 Registration Statement No. 333-14140
Post-Effective Amendment No. 6 to Form F–3 Registration Statement No. 333-119157
Post-Effective Amendment No. 3 to Form F–3 Registration Statement No. 333-122937
Post-Effective Amendment No. 2 to Form F–3 Registration Statement No. 333-138044
Post-Effective Amendment No. 2 to Form F–3 Registration Statement No. 333-173205
Post-Effective Amendment No. 1 to Form F–3 Registration Statement No. 333-205799

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ATTUNITY LTD.
(Exact name of Registrant as specified in its charter)

N/A
(Translation of Registrant’s name into English)

Israel	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16 Atir Yeda Street, Atir Yeda Industrial Park,
Kfar Saba 4464321, Israel
Tel: +972-9-899-3000
 (Address and telephone number of Registrant’s principal executive offices)

Attunity Inc.
Attn.: Dror Harel-Elkayam, Chief Financial Officer and Secretary
70 Blanchard Road
Burlington, Massachusetts 01803
Tel. (781) 213-5200
(Name, address and telephone number of agent for service)

with copies to:
Howard E. Berkenblit, Esq. Oded Har-Even, Esq. Zysman, Aharoni, Gayer and Sullivan & Worcester LLP One Post Office Square Boston, MA 02109 Telephone: 617-338-2800 Facsimile: 617-338-2880	Ido Zemach, Adv. Goldfarb Seligman & Co. 98 Yigal Alon Street Tel-Aviv 6789141, Israel Telephone: +972-3-608-9999 Facsimile: +972-3-608-9855

(Approximate date of commencement of proposed sale to the public): Not applicable

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defend in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF SECURITIES

This filing (the “Post-Effective Amendment”) relates to the following registration statements on Form F-3 (collectively, the “Registration Statements”) filed by Attunity Ltd., a corporation incorporated under the laws of the State of Israel (the “Company”), with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-14140, filed with the SEC on November 20, 2001, and subsequently amended on June 21, 2002, pertaining to the resale by certain selling shareholders identified therein of up to an aggregate of 6,701,802 Ordinary Shares, par value NIS 0.1 per share (“Ordinary Shares”).

•
Registration Statement No. 333-119157, filed with the SEC on September 21, 2004, and subsequently amended on November 22, 2004, January 20, 2005, March 17, 2005, April 20, 2005 and September 19, 2005, pertaining to the resale by certain selling shareholders identified therein of up to an aggregate of 7,049,226 Ordinary Shares.

•
Registration Statement No. 333-122937, filed with the SEC on February 22, 2005, and subsequently amended on April 20, 2005 and September 19, 2005, pertaining to the resale by certain selling shareholders identified therein of up to an aggregate of 1,138,182 Ordinary Shares.

•
Registration Statement No. 333-138044, filed with the SEC on October 17, 2006, and subsequently amended on November 21, 2006, pertaining to the resale by certain selling shareholders identified therein of up to an aggregate of 7,720,571 Ordinary Shares.

•
Registration Statement No. 333-173205, filed with the SEC on March 31, 2011, and subsequently amended on July 11, 2011, pertaining to the resale by certain selling shareholders identified therein of up to an aggregate of 5,850,081 Ordinary Shares.

•
Registration Statement No. 333-205799, filed with the SEC on July 22, 2015, pertaining to the resale by certain selling shareholders identified therein of up to an aggregate of 851,302 Ordinary Shares.

On February 21, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with QlikTech International AB, a company organized under the laws of the State of Sweden (“Parent”), Joffiger Ltd., a company organized under the laws of the State of Israel and a wholly-owned subsidiary of Parent (“Merger Sub”), and, solely for purposes of certain specified provisions of the Merger Agreement, Project Alpha Intermediate Holding, Inc., a Delaware corporation, and Qlik Technologies, Inc., a Delaware corporation. Pursuant to the Merger Agreement, at the effective time of the Merger, Merger Sub will merge with and into the Company (the “Merger”), with the Registrant continuing after the Merger as the surviving company and a wholly-owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of its Ordinary Shares pursuant to each of the Registration Statements under the Securities Act of 1933, as amended. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any Ordinary Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Ordinary Shares registered under the Registration Statements that remain unsold as of the date hereof, if any, and terminates the effectiveness of each of the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kfar-Saba, Israel, on May 6, 2019.

ATTUNITY LTD.

By:	/s/ Dror Harel-Elkayam
Name: Dror Harel-Elkayam
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 of the Securities Act of 1933, as amended.